Exhibit 10.6

SCHLUMBERGER 2008 STOCK INCENTIVE PLAN

(As Established Effective January 17, 2008)

First Amendment

Schlumberger Limited, a Netherlands Antilles corporation, having heretofore adopted the Schlumberger 2008 Stock Incentive Plan, as established effective January 17, 2008 (the “Plan”), and having reserved the right under Section 12 thereof to amend the Plan, does hereby amend the second sentence of Section 2(b) of the Plan, effective as of April 17, 2008, as follows:

“All decisions and selections made by the Committee pursuant to the provisions of the Plan shall be made by a majority of its members; provided, however, that the Committee may delegate its authority to grant awards hereunder to the chairperson of the Committee or any other member of the Committee to act in his or her absence, subject to such terms, conditions and limitations as the Committee may prescribe in its discretion.”